

Andy Warhol (b. 1928–1987)



Andy Warhol is widely regarded as a leading figure of the Pop art movement and is an iconic figure in the timeline of 20th century art history.

INVESTMENT THESIS

Price Appreciation of Similar Works

14.0%

Initial Offering

$833,000

Similar Sales



$1.2m
$1.0m
$0.8m
$0.6m
$0.4m
$0.2m
$0.0m
99
04
09
14
19

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	significant +38 years
2020 Auction Sales	significant $115,052,549
Repeat Sales	view

62% Progress

INVEST NOW

DEAL SHEET

WHY WE LIKE THIS PAINTING

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- According to ArtFacts[1], Andy Warhol is the #1 most culturally significant artist, with over 4,200 exhibitions of his work having occurred worldwide.
- Warhol's top auction record is currently held by his 1963 masterpiece, *Silver Car Crash (Double Disaster)*, which sold for an impressive $105,445,000 in November 2013.
- The Painting is an excellent example from the artist's 1980-1982 "Dollar Sign" series, which continued Warhol's exploration of American consumerism. The series was first exhibited at the legendary Leo Castelli Gallery in New York.
- Three similar small-scale "Dollar Signs" have sold in excess of $840,000 at auction, including most recently *Dollar Sign* (1982), which sold for $843,067 in June 2021.
- Although there are no guarantees, similar works have appreciated by 14.0% annualized historically from 1988 to 2021.
- Warhol continues to be one of the most important American artists of the last century. In 2018, the Whitney Museum of American Art organized a highly attended retrospective of the artist's work, which travelled to the San Francisco Museum of Modern Art and the Art Institute of Chicago.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

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[1]https://artfacts.net/artist/andy-warhol/328



2020 Auction Sales
$115,052,549

2020 Number of Lots Sold
1,576

ANDY WARHOL

b. 1928, PENNSYLVANIA – d. 1987, NEW YORK



Acrylic and silkscreen ink on canvas | 10 × 8 in. (25 × 20 cm.)

Andy Warhol is widely regarded as a leading figure of the Pop art movement and is an iconic figure in the timeline of 20th century art history.

14.0%

ANNUAL APPRECIATION OF SIMILAR WORKS[1]

$833,000

INITIAL OFFERING

The Painting is an excellent work from the artist's "Dollar Sign" series, in which Warhol expanded upon his "One Dollar Bills" of the early 1960s to continue his exploration of American consumerism and the relationship between art and money. Warhol painted the Dollar Signs between 1980 and 1982 and first exhibited them at the legendary Leo Castelli Gallery in New York. For the Painting, Warhol chose a uniquely vibrant and fiery palette of red, orange and yellow. While the Painting was executed in the small 10 by 8 inch format, the largest works of the series measure about 90 inches in height by 70 inches in width.

AS OF SEPTEMBER 24, 2021, ANDY WARHOL'S AUCTION RECORDS ARE LED BY *SILVER CAR CRASH (DOUBLE DISASTER)* (1963), WHICH SOLD FOR $105,445,000 ON NOVEMBER 13, 2013 FOLLOWED BY *TRIPLE ELVIS [FERUS TYPE]* (1963), WHICH SOLD FOR $81,925,000 ON NOVEMBER 12, 2014, AND *GREEN CAR CRASH (GREEN BURNING CAR I)* (1963), WHICH SOLD FOR $71,720,000 ON MAY 16, 2007.

Three similar small-scale Dollar Signs have sold in excess of $840,000 at auction, including most recently, *Dollar Sign* (1982), which sold for HK$6,542,000 ($843,067) on June 8, 2021. The Painting was previously sold at Christie's on December 7, 2015 for €457,500 ($498,034) against an estimate of €250,000 to €350,000 ($272,150 - $381,010), resulting in a realized price 52.5% above the pre-sale mid-estimate. The iconic highly recognizable series, dynamic colors and execution make the Painting a desirable and commercial example by the artist.

Aside from Andy Warhol's namesake museum in Pittsburgh, the artist's works are included in numerous museum collections around the world, including the Museum of Modern Art and the Metropolitan Museum in New York, and the Tate in London, among others. According to ArtFacts, Andy Warhol is the #1 most culturally significant artist, with over 4,200 exhibitions of his work having occurred worldwide. In 2018, the Whitney Museum of American Art organized a highly attended traveling retrospective of the artist's work, which travelled to the San Francisco Museum of Modern Art and the Art Institute of Chicago. As of September 24, 2021, Andy Warhol's auction records are led by the aforementioned sale of *Silver Car Crash (Double Disaster)* (1963), followed by *Triple Elvis [Ferus Type]* (1963), which sold for $81,925,000 on November 12, 2014, and *Green Car Crash (Green Burning Car I)* (1963), which sold for $71,720,000 on May 16, 2007.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$1.2M
$0.9M
$0.6M
$0.3M
1987
1989
1992
1995
1997
2000
2003
2005
2008
2010
2013
2016
2018
2021

Andy Warhol (b. 1928, Pennsylvania – d. 1987, New York) was born as Andrew Warhola, and became interested in fine art during his childhood in Pittsburgh. From 1945 to 1949, he attended the Carnegie Institute of Technology, now known as Carnegie Mellon University, and obtained a degree in pictorial design. After graduation, Warhol moved to New York City and was a successful magazine and ad illustrator before becoming a leading artist of the 1960s Pop art movement. In the late 1950s, Warhol began devoting more attention to painting, and in 1961, he debuted his first "Pop Art" paintings focused on mass-produced commercial goods. In 1962, he exhibited the now-iconic paintings of Campbell's soup cans. He also painted celebrity portraits in vivid and garish colors; his most famous subjects include Marilyn Monroe, Elizabeth Taylor, Jackie Onassis, Mick Jagger and Mao Zedong.


Campbell's
Tomato
SOUP



ANDY WARHOL



1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise selected paintings by Andy Warhol from the Dollar Sign series that were created between 1980 and 1982 and measure generally 10 inches by 8 inches, and generally exhibit the dominant characteristics of the Painting, such as broad areas of bright orange or red with vertical overlapping of the silkscreen, excluding works with black backgrounds. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images, or that contain images reproduced in black and white, may be excluded from the comparative set. Examples of the Dollar Sign series that matched the given criteria and were labeled with the title "$" by ArtPrice were excluded from the comparative set as the data was unable to be accessed or verified through a separate source. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance, and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 14.0% CAGR implied from selected sales occurring from May 4, 1988, to June 8, 2021.

   Historical price appreciation for all sales of works by the artist that satisfy the objective criteria stated, including the sale date, period of creation and size parameters, without filtering for subjective visual characteristics, results in a 12.8% CAGR implied from 63 sales of paintings, including one past sale of the Painting, occurring from May 4, 1988 to June 8, 2021. Where the buyer's premium was unavailable due to incomplete data, the prevailing buyer's premium at the time of sale was applied to sale records of international auction houses, and a buyer's premium of 10% was applied to sale records of regional auction houses.